FOR FURTHER INFORMATION CONTACT:
                                     ELAINE D. CROWLEY
                                     SR.   VICE   PRESIDENT,   CHIEF  FINANCIAL
                                     OFFICER
                                     (817) 347-8200

                     BOMBAY ANNOUNCES COMPLETION OF FIVE YEAR
                           $125 MILLION CREDIT FACILITY

   FOR IMMEDIATE RELEASE - SEPTEMBER 30, 2004

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced that it has entered into a five year, $125 million, secured credit facility with Wells Fargo Retail Finance, LLP. The revolving facility replaces an existing $75 million credit facility. The new facility will be used primarily to support seasonal working capital needs.

     James D. Carreker, Chairman and CEO, indicated, "We are pleased to have closed on this expanded credit facility. The increase in the size will better enable us to support the seasonal inventory needs as we grow our business. This new structure also provides the Company with added flexibility as it executes its long-term growth plans."

     "We are extremely proud to have The Bombay Company as a client given their successful niche in the retail industry and strong management team," said William J. Mayer, President and Chief Operating Officer of Wells Fargo Retail Finance. "We are happy to provide the company with operating capital and flexibility that will meet its needs, and we are delighted to be able to play a part in the continued development of their strong brand name and multi-channel selling strategy."

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 487 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Wells Fargo Retail Finance, headquartered in Boston, specializes in building relationships and delivering customized, flexible financial solutions to single and multi-channel retailers throughout North America. It is part of Wells Fargo & Company, a diversified financial services company with $420 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"-rated bank in the United States. For more information, visit Wells Fargo Retail Finance at www.wfretail.com.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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